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                                                                    Exhibit 99.1

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                 TRACTOR SUPPLY COMPANY PROVIDES BUSINESS UPDATE

                ~ ANNOUNCES EXPECTATIONS FOR FIRST HALF OF 2004 ~
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NASHVILLE, TENNESSEE, FEBRUARY 17, 2004 - TRACTOR SUPPLY COMPANY (NASDAQ: TSCO),
the largest retailer serving the lifestyle needs of recreational farmers and ranchers in the United States, today provided an update on various business matters.

The Company reiterates its expectation for annual net sales between $1,670 million and $1,690 million, an increase of 13% to 15% over fiscal 2003, and net income between $68.0 million and $69.3 million before an estimated $2.0 million after-tax charge for the consolidation and relocation of its store support center.

With respect to the first half of the year, it is common for sales to shift between March and April depending on the weather and seasonal patterns in the markets in which the Company operates. As such, the Company believes evaluating results on at least a six-month basis is the most accurate way to measure business performance. The Company currently anticipates first half sales in the range of $815 million to $825 million. Net income in the first half is expected to be between $32.0 million and $33.0 million, which would translate into earnings per diluted share totaling approximately $0.77 to $0.80. During the first six months of 2004 the Company expects to open approximately 40 new stores compared to 25 in the first half of 2003. Additionally, the Company is expanding its field management and store support center staffing and its distribution center capacity in preparation for future accelerated growth.

Joe Scarlett, Chairman and CEO, stated, "Our first quarter is off to a strong start that is in line with our original projections for the year. We look forward to providing a more detailed update when we report our first quarter results in mid April."

The Company also announced that in conjunction with investment community meetings as well as the Company's Annual Store Managers meeting during the week of February 16th the Company has posted an updated investor presentation on its website, WWW.MYTSCSTORE.COM, under the Investor Relations section.

At December 27, 2003, Tractor Supply Company operated 463 stores in 30 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) livestock and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

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